                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            HONDO OIL & GAS COMPANY
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                            HONDO OIL & GAS COMPANY
                 410 EAST COLLEGE BOULEVARD, ROSWELL, NM 88201

                               ----------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 23, 1995

                               ----------------

TO THE SHAREHOLDERS OF HONDO OIL & GAS COMPANY:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Hondo Oil & Gas Company will be held in the Board of Governors' Room, American Stock Exchange, 86 Trinity Place, New York, New York, on Thursday, February 23, 1995 at 10:00 o'clock A.M., for the following purposes:

    (1) To elect a board of nine directors;

    (2) To approve the appointment of Ernst & Young LLP as independent auditors for fiscal year 1995; and

    (3) To transact such other business as may properly come before the meeting, or any adjournment thereof.

  The Board of Directors has fixed January 3, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to vote at the meeting, or any adjournment thereof. Any shareholder who wishes to examine a list of the shareholders entitled to vote at the meeting may do so at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, 18th Floor, New York, New York, on and after February 13, 1995.

  Shareholders are cordially invited to attend the Annual Meeting. Regardless of whether you expect to attend the meeting in person, we urge you to read the attached Proxy Statement and sign, date and mail the accompanying proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us in making necessary preparations for the meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each card should be completed and returned to assure that all your shares are voted.

  A copy of the Company's 1994 Annual Report is enclosed herewith. Please take time to read the report.

                                          By Order of the Board of Directors,

                                          C. B. McDaniel
                                          Secretary

Roswell, New Mexico
January 30, 1995

                            HONDO OIL & GAS COMPANY
                           410 EAST COLLEGE BOULEVARD
                           ROSWELL, NEW MEXICO 88201

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 23, 1995

  This proxy statement is furnished to shareholders of Hondo Oil & Gas Company (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 1995 Annual Meeting of Shareholders (the "Annual Meeting") at the time and place set forth in the attached Notice of Annual Meeting. This Proxy Statement was first mailed to shareholders on or about January 30, 1995. All costs of soliciting proxies will be borne by the Company.

  At the Annual Meeting, the Company's shareholders will be asked to consider and vote upon (1) the election of the nine nominees for directors named below and (2) the approval of the appointment of Ernst & Young LLP as independent auditors for fiscal year 1995.

  Any shareholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. The accompanying proxy is also subject to revocation at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are specified, the shares will be voted in favor of the election of the nominees for directors and approval of the appointment of Ernst & Young LLP as independent auditors for fiscal year 1995. If any other matters are properly presented at the Annual Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment.

  Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  In the election of directors, shares present but not voting will be disregarded (except for quorum purposes) and the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by those shares, will be elected and votes cast against a candidate or votes withheld will have no legal effect.

  Only holders of shares of the Company's common stock of record at the close of business on January 3, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were 13,039,776 shares of common stock outstanding and entitled to one vote per share.

ADDITIONAL MATERIALS

  Enclosed with this Proxy Statement is a copy of the Company's 1994 Annual Report which is not to be regarded as proxy soliciting material or as a communication by means of which solicitation is made with respect to the Annual Meeting. Financial statements for the fiscal year ended September 30, 1994 are not made part of this Proxy Statement.

AVAILABILITY OF FORM 10-K

  SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO THE SECRETARY, HONDO OIL & GAS COMPANY, P.O. BOX 2208, ROSWELL, NEW MEXICO 88202.

SHAREHOLDER PROPOSALS

  To be considered for inclusion in the Proxy Statement and for consideration at the Annual Meeting, shareholder proposals must be submitted on a timely basis. Proposals for the 1996 Annual Meeting of Shareholders must be received by the Company no later than October 2, 1995. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                             ELECTION OF DIRECTORS

INFORMATION REGARDING THE NOMINEES

  All of the members of the Board of Directors listed below, except Messrs. Bock and Steer, were elected at the 1994 Annual Meeting of Shareholders held on February 24, 1994. One current director, Ms. Deborah J. Gudgeon, will not be standing for reelection.

  At the Annual Meeting nine directors are to be elected, each director to hold office until the next Annual Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below, all of whom are members of the current Board of Directors. A majority of the votes cast at the Annual Meeting shall be sufficient to elect a director. The Board of Directors recommends that shareholders vote FOR each of the nominees. In the event that any of the nominees should become unavailable for any reason, which the Board of Directors does not anticipate, it is intended that proxies will be voted for the election of those persons, if any, as shall be designated by the Board of Directors.

  Robert O. Anderson: Mr. Anderson, 77, has been a director and Chairman of the Board of the Company since January 19, 1988. He was President and Chief Executive Officer of the Company until December 1,

1993. He is also a director of Hondo Magdalena Oil & Gas Limited and Mackenzie Porcupine Pipeline Company, and the President and Co-Chairman of the Board of Directors of The Hondo Company. He served as Chief Executive Officer of Atlantic Richfield Company from 1963 until 1982, as Chairman of the Board of Directors from 1965 until January 1986, and as a director until September 1986.

  Dieter Bock: Mr. Bock, 55, became a director of the Company on November 10, 1994. He joined Lonrho Plc in February 1993 as Joint Managing Director and Chief Executive and in January 1995 became Managing Director and Chief Executive. Mr. Bock is also Chairman of the Supervisory Board of Advanta Management AG, a property development company based in Germany. He qualified as a lawyer at Marberg University and as an accountant at Munich University.

  John J. Hoey: Mr. Hoey, 55, became a director on June 2, 1993 and became President and Chief Executive Officer of the Company on December 1, 1993. He is a director and President or Managing Director of each of the Company's subsidiaries. He is also President and sole shareholder of Beneficial Capital Corp. of New York, an investment company with ownership in a number of public and private companies. From 1985 to 1992, he was associated with Atlantic Petroleum Corp. of Pennsylvania, including serving as President of Atlantic Refining and Marketing Corporation until its sale to Sun Co. in November 1988. From 1972 to 1984, Mr. Hoey held various executive positions in international banking and investment companies. From 1967 to 1971 he served in the U.S. Department of State in Saigon, South Vietnam. He is a director of GVC Corp., a publicly-held corporation.

  C. B. McDaniel: Mr. McDaniel, 50, became a director of the Company on November 15, 1993. He joined the Company as Counsel in June 1988 and became Secretary of the Company on November 30, 1988. He is also Secretary or Assistant Secretary and director (except Hondo Magdalena Oil & Gas Limited) of each of the Company's subsidiaries. From 1980 to 1988, he was employed as an attorney for Atlantic Richfield Company in Houston and Dallas, Texas, and from 1975 to 1980, he was in private practice of law in El Paso, Texas.

  Douglas G. McNair: Mr. McNair, 66, has been a director of the Company since February 25, 1993. He is an independent consultant for international transactions, marketing and negotiations. From 1985 to 1986 he was Vice President and Assistant to the Chairman and Chief Executive Officer of Atlantic Richfield Company. From 1977 to 1985, he was Vice President of Atlantic Richfield Company and worked with that company's subsidiary, Anaconda, in connection with international operations. From 1972 to 1977, he was Vice President of Atlantic Richfield Company in charge of international marketing. From 1970 to 1972, he was President and Chief Executive Officer of Atlantic Richfield Company's Brazilian marketing subsidiary.

  John F. Price: Mr. Price, 53, became a director of the Company on November 16, 1992 and is a director of Hondo Magdalena Oil & Gas Limited. He is also a director of The Hondo Company. He has been President of Princess Hotels International, Inc. and Lonrho Inc. and Executive Vice President of Princess Properties International Limited since March 1983. He was appointed an Associate Director of Lonrho Plc in 1991. He is a Chartered Accountant and joined the Lonrho group in 1969. He was appointed Managing Director of Lonrho (Zambia) Ltd. in 1974 and was Managing Director of Lonrho (Zimbabwe) Ltd. from 1979 to 1983.

  R. W. Rowland: Mr. Rowland, 77, has been a director of the Company since January 19, 1988 and is a director of Hondo Magdalena Oil & Gas Limited. Until January 1, 1995, he was Joint Managing Director and Chief Executive of Lonrho Plc, and presently serves as a director. He is Co-Chairman of the Board of Directors of The Hondo Company. He was appointed a director and Joint Managing Director of Lonrho Plc in September 1961 and Chief Executive in April 1972. He is also a director of approximately 200 of the more than 800 companies comprising the Lonrho group worldwide, including Princess Hotels International, Inc. in the United States, of which he is Chairman of the Board.

  Robert K. Steer: Mr. Steer, 64, became a director of the Company on November 10, 1994. He has been an independent consulting geologist since 1987. He retired in 1986 from Exxon Corporation where he served as Executive Vice President of Esso Exploration, Inc. from 1982 to 1986. From 1978 to 1981, he was Exploration Department Manager for Exxon Corporation, and from 1974 to 1978, he was President and Managing Director of Exxon Malaysia Inc.

  R. E. Whitten: Mr. Whitten, 54, has been a director of the Company since January 19, 1988. He has been an Executive Director of Lonrho Plc since July 1981 and became Finance Director on January 1, 1995. He joined the Lonrho group in 1978. He is also a director of some 50 other companies in the Lonrho group, including Princess Hotels International, Inc. and The Hondo Company.

EXECUTIVE OFFICERS

  The following is a list of the executive officers of the Company and their positions:

         OFFICER                                         POSITION
         -------                                         --------
      John J. Hoey                          President, Chief Executive Officer
      S. J. Urquhart                        Vice President and Controller
      C. B. McDaniel                        Secretary and Counsel

  S. J. Urquhart: Mr. Urquhart, 32, joined the Company on May 15, 1988 as a Financial Analyst and became Controller of the Company on August 1, 1992. He was appointed Vice President and Controller on May 3, 1994. He is also a director and Vice President of each of the Company's subsidiaries except Hondo Magdalena Oil & Gas Limited. Mr. Urquhart is a Certified Public Accountant and was employed by Ernst & Whinney (now Ernst & Young LLP) from 1984 to 1988.

  For descriptions of the other executive officers of the Company, see "Information Regarding the Nominees."

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF THE COMPANY

  The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of January 3, 1995, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) each nominee for director, (iii) each of the Company's directors and executive officers and (iv) all directors and executive officers of the Company as a group. Under Securities and Exchange Commission rules, several persons may be deemed to be the beneficial owners of the same shares. As a result, readers are urged to read the footnotes to the following table.

                                         COMMON STOCK            PERCENTAGE OF
                                      BENEFICIALLY OWNED         COMMON STOCK
                                      ------------------         -------------
   The Hondo Company                      10,150,200(1)(2)            78%
   Lonrho Plc                             10,150,200(1)(2)            78%
   Lonrho, Inc.                           10,150,200(1)               78%
   Scottsdale Princess, Inc.              10,150,200(1)               78%
   Robert O. Anderson                     10,150,200(1)(4)            78%
   Phelps Anderson                        10,150,200(1)(4)            78%
   Robert B. Anderson                     10,150,200(1)(4)            78%
   Dieter Bock                                     0(3)               --
   Deborah J. Gudgeon                              0(3)               --
   John J. Hoey                               50,000                  *
   C. B. McDaniel                             10,000                  *
   Douglas G. McNair                           7,500                  *
   John F. Price                                   0(3)               --
   R.W. Rowland                                    0(3)               --
   Robert K. Steer                                 0                  --
   S. J. Urquhart                                  0                  --
   R. E. Whitten                                   0(3)               --
   All directors and executive offi-
    cers as a group                       10,217,700(1)(2)(3)(4)      78%

- --------
*  less than 1%

(1) These 10,150,200 shares are owned by The Hondo Company. The shareholders of The Hondo Company and their respective percentages of ownership of The Hondo Company as of the above date are set forth below:

                                                               PERCENTAGE OF
                                                             THE HONDO COMPANY
                   THE HONDO COMPANY SHAREHOLDER               COMMON STOCK
                   -----------------------------             -----------------
           Robert O. Anderson                                     39.990%
           Phelps Anderson, son of Robert O. Anderson             5.005%
           Robert B. Anderson, son of Robert O. Anderson          5.005%
           Lonrho, Inc.                                           50.000%

   Due to their shareholdings of The Hondo Company and a Shareholders' Agreement, Robert O. Anderson, Phelps Anderson, Robert B. Anderson and Lonrho, Inc. may be deemed, subject to the pledge arrangement described in Note (2), below, to have shared voting and investment power as to the shares owned by The Hondo Company. Robert O. Anderson, Phelps Anderson and Robert
   B. Anderson (the "Anderson Family"), Lonrho, Inc. and The Hondo Company are parties to a Shareholders' Agreement dated October 17, 1986 (the "Shareholders' Agreement") covering all of the outstanding shares of capital stock of The Hondo Company and relating to the rights of the shareholders of The Hondo Company to vote and dispose of the shares of The Hondo Company owned by them. The Shareholders' Agreement does not directly relate to the shares of the Company's common stock owned by The Hondo Company. Among other things, the Shareholders' Agreement provides that the Anderson Family, on the one hand, and Lonrho, Inc., on the other hand, shall each vote for an equal number of designees of the other to serve as the Board of Directors of The Hondo Company. Since the management of The Hondo Company is vested in its Board of Directors (which may make determinations with respect to the voting, including with respect to the election of directors of the Company, and disposition of the Company's shares that The Hondo Company may have the right to vote and dispose of), the ability of the parties to the Shareholders' Agreement to elect the management of The Hondo Company gives them effective control over the voting and disposition of the shares of the Company's common stock owned by The Hondo Company. Due to its indirect ownership of 100% of the stock of Lonrho, Inc., Lonrho Plc may also be deemed to beneficially own such shares. The business addresses of the above-mentioned persons are as follows:

     Robert O. Anderson          Lonrho, Inc.         Lonrho Plc
     Phelps Anderson             805 3rd Avenue       Cheapside House
     Robert B. Anderson          New York, NY 10022   138 Cheapside
     The Hondo Company                                London EC2V 6BL
     410 East College Blvd.                           England
     Roswell, New Mexico 88201

  Lonrho Plc has informed the Company that on July 6, 1993, Robert O. Anderson granted an option in favor of Scottsdale Princess, Inc., a subsidiary of Lonrho, Inc. to acquire up to 25% of the shares of The Hondo Company out of his holdings. The option may be exercised at any time on or before July 5, 1996. The exercise of the option is subject to prior commitments and pledges to lenders made by Robert O. Anderson with respect to the shares subject thereto. Robert O. Anderson has informed the Company that he considers the option to be null and void. The business address of Scottsdale Princess, Inc. is 7575 East Princess Drive, Scottsdale, Arizona 85255.

(2) On October 3, 1994, Lonrho Plc purchased from Union Bank for $40,000,000, and received an assignment of, all of Union Bank's rights and obligations under a Revolving Credit Agreement between the bank and The Hondo Company (the "Revolving Credit Agreement"), and the related Promissory Note (the "Note"), the guarantees of Lonrho Plc and Robert O. Anderson and a Pledge Agreement under which The Hondo Company's obligations under the Revolving Credit Agreement, the Note and the Pledge Agreement are secured by a pledge of all shares of common stock of the Company then or thereafter owned by The Hondo Company (the "Pledge Agreement").

  An Event of Default now exists under the Revolving Credit Agreement and, therefore, Lonrho Plc is entitled to, among other things, exercise its rights and remedies provided under the Pledge Agreement, including voting the pledged shares and selling the pledged shares from time to time and applying the proceeds received therefrom to the payment of all obligations of The Hondo Company under the Revolving Credit Agreement, Note and Pledge Agreement. Lonrho Plc has advised both The Hondo Company and the Company that The Hondo Company's right to vote the shares in the Company held by The Hondo Company have ceased and that such rights have become vested in Lonrho Plc. Under the Pledge Agreement, the Anderson Family has a first refusal right with respect to any sale by Lonrho Plc of the pledged shares.

(3) Dieter Bock is Managing Director and Chief Executive, and owns approximately 18.5% of the outstanding shares, of Lonrho Plc. Deborah J. Gudgeon is an executive of Lonrho Plc. John F. Price is an Associate Director of Lonrho Plc, President and a director of Lonrho, Inc. Scottsdale Princess, Inc., and The Hondo Company. R. W. Rowland is Co-Chairman and director of The Hondo Company and a director of Lonrho Plc and Lonrho, Inc.
    R. E. Whitten is Finance Director of Lonrho Plc and a director of Lonrho, Inc. and Scottsdale Princess, Inc. See Notes (1) and (2), above, "Information Regarding the Nominees" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." None of these directors of the Company hold shares of the Company's common stock individually.

(4) Robert O. Anderson is Co-Chairman, President and director, and Phelps Anderson and Robert B. Anderson are each Vice President and director, of The Hondo Company.

COMMITTEES, ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors has created and delegated certain of its authority to an Audit Committee and a Compensation and Benefits Committee. The Company does not have a standing Nominating Committee. The Bylaws authorize the establishment of an Executive Committee which possesses and may exercise all of the powers of the Board of Directors. No Executive Committee was appointed by the Board during the fiscal year.

  The Audit Committee currently consists of Messrs. McNair, Price and Steer. The Audit Committee performs numerous functions, including making a review of management's selection of an independent accounting firm, meeting with the independent accounting firm to review the scope and conduct of the annual audit, reviewing the selection of acceptable accounting principles and making inquiries about and reviewing the Company's policies and procedures with respect to principles of business conduct, financial and accounting controls, areas of special concern and other related matters. During fiscal year 1994, the Audit Committee met on two occasions.

  The Compensation and Benefits Committee consists of Messrs. McNair, Price, Steer and Whitten. The primary functions of the Compensation and Benefits Committee are to review and determine salaries of officers, to review and approve officers' employment contracts, to review and establish Company policy with respect to compensation of all employees, and to administer the Company's 1993 Stock Incentive Plan. During fiscal year 1994, the Compensation and Benefits Committee met on eight occasions.

  During fiscal year 1994, there were six meetings of the Board of Directors. Messrs. Rowland and Whitten attended fewer than 75% of these meetings. Outside directors and Robert O. Anderson, Chairman of the Board of the Company are paid $15,000 per year. Mr. McNair was paid $15,000 for services as an outside director during fiscal year 1994, and Mr. Anderson was paid $11,250. Mr. Steer joined the Board of Directors after the end of the fiscal year.

EXECUTIVE COMPENSATION

  The following tables set forth, for the fiscal year ended September 30, 1994, certain information concerning compensation paid to or accrued for the Chief Executive Officer and all other executive officers who were serving as executive officers on September 30, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                    ANNUAL COMPENSATION         COMPENSATION
                             ---------------------------------- ------------
                                                     OTHER       SECURITIES
                                                    ANNUAL       UNDERLYING     ALL OTHER
                                  SALARY  BONUS COMPENSATION(1) OPTIONS/SARS COMPENSATION(2)
NAME AND PRINCIPAL POSITION  YEAR   ($)    ($)        ($)           (#)            ($)
- ---------------------------  ---- ------- ----- --------------- ------------ ---------------
Robert O. Anderson......     1994  55,000   --        --              --            --
 Chief Executive Offi-
 cer(3)                      1993 268,750   --        --              --            --
                             1992 350,000   --        --              --            --
John J. Hoey............     1994 150,000   --        --          100,000         1,875
 Chief Executive Offi-
 cer(4)                      1993  24,663   --        --              --            --
                             1992     --    --        --              --            --
I. P. Brownlow..........     1994 170,000   --        --           15,000           --
 Chief Financial Offi-
 cer(5)                      1993 170,000   --        --              --            --
                             1992 175,000   --        --              --            --
S. J. Urquhart..........     1994  58,750   --        --           15,000           588
 Vice President              1993  48,750   --        --              --            131
                             1992  47,500 5,000       --              --          1,286
Charles B. McDaniel.....     1994 130,500   --        --           20,000         6,525
 Secretary                   1993 131,127   --        --              --          6,359
                             1992 133,507 7,500       --              --          6,954

- --------
(1) Includes perquisites and other personal benefits, securities or property only if the aggregate amount of such compensation is greater than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(2) The amounts in this column are the matching contributions made by the Company under its profit sharing plan described below.
(3) Robert O. Anderson served as Chief Executive Officer until December 1, 1993. The salary reported includes $11,250 paid to Mr. Anderson from January through September 1994 for services as Chairman and director.
(4) John J. Hoey became Chief Executive Officer on December 1, 1993.
(5) I. P. Brownlow resigned as an officer of the Company on September 30, 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL
                                                                                 REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL
                                                                                 RATES OF STOCK PRICE
                                                                                     APPRECIATION
                              INDIVIDUAL GRANTS(1)                                FOR OPTION TERM(2)
- -------------------------------------------------------------------------------- --------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE OR
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE
          NAME           GRANTED (#)  FISCAL YEAR    ($/SH)     EXPIRATION DATE   5% ($)    10% ($)
          ----           ------------ ------------ ----------- ----------------- --------- ----------
John J. Hoey............   100,000        58.5        7.50     November 15, 1998    79,583    296,832
I. P. Brownlow..........    15,000         8.8        7.50     November 15, 1998    11,937     44,525
S. J. Urquhart..........    15,000         8.8        7.50     February 25, 1999    28,689     65,663
C. B. McDaniel..........    15,000         8.8        7.50     November 15, 1998    11,937     44,525
                             5,000         2.9        7.50     March 9, 1999         5,575     16,855

- --------
(1) The options to Messrs. Hoey, Brownlow and McDaniel (on 15,000 shares) were granted on November 15, 1993 under the Company's 1993 Stock Incentive Plan (the "Plan") that was approved by shareholders at the 1994 Annual Meeting. The option to Mr. Urquhart was granted on February 25, 1994, and the option on 5,000 shares to Mr. McDaniel was granted on March 9, 1994, each under the Plan. Each option became exercisable as to 50% of the total shares granted six months after the date of grant; the remaining 50% will become exercisable 18 months after the date of grant. In each case, the options were granted at an exercise price greater than the fair market value of the shares (as defined in the Plan) on the date of grant. Upon a recipient's termination of employment, options that are not yet exercisable will terminate; options that are exercisable will terminate three months after the termination of employment (one year in the case of death, retirement or total disability). Each option will terminate in all events not later than the expiration date of the option. The Compensation and Benefits Committee administers the Plan and may modify and amend previous options granted, subject to the terms of the Plan.

(2) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the five year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the proxy rules and do not necessarily reflect management's assessment of the Company's future stock price performance.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUE

                                                        LONRHO PLC(1)     HONDO OIL & GAS
                                                      ------------------ ------------------
                                                                                                  VALUE OF
                                                          NUMBER OF          NUMBER OF           UNEXERCISED
                                                         UNEXERCISED        UNEXERCISED         IN-THE-MONEY
                                                       OPTIONS/SARS AT    OPTIONS/SARS AT      OPTIONS/SARS AT
                                                      SEPTEMBER 30, 1994 SEPTEMBER 30, 1994 SEPTEMBER 30, 1994(2)
                                                             (#)                (#)                  ($)
                         SHARES ACQUIRED    VALUE        EXERCISABLE/       EXERCISABLE/        EXERCISABLE/
          NAME           ON EXERCISE (#) REALIZED ($)   UNEXERCISABLE      UNEXERCISABLE        UNEXERCISABLE
          ----           --------------- ------------ ------------------ ------------------ ---------------------
Robert O. Anderson......         --             --        150,711/0              --                  0/0
John J. Hoey............     15,384        159,609         0/50,000        34,616/50,000       268,274/387,500
I. P. Brownlow..........      7,500         77,813      15,050/30,048         0/7,500             0/75,202
S. J. Urquhart..........         --             --            --            7,500/7,500         58,125/58,125
C. B. McDaniel..........      3,000         20,250       19,832/5,000      10,000/10,000        77,500/77,776

- --------
(1) The Board of Directors of Lonrho Plc grants options to employees of companies in which Lonrho Plc owns an interest. See "Security Ownership of Management and Certain Beneficial Owners of the Company." The options are granted under plans adopted and administered by Lonrho Plc.

(2) The value of unexercised in-the-money options was determined by multiplying the value of the underlying shares at September 30, 1994 ($2.07 per share for Lonrho Plc and $15.25 per share for Hondo Oil & Gas Company) less the amount per share payable by the option holder upon exercise, times the number of shares subject to the option.

  There were no awards made to the named executive officers in the fiscal year ended September 30, 1994, under any long-term incentive plan.

  The Company's defined benefit retirement plan was terminated on December 31, 1989. No other defined benefit or actuarial plan exists with respect to the named executive officers. The Company has made available to all full-time administrative employees who have completed at least one year of service a defined contribution profit sharing plan ("401(k) Plan"). Qualifying employees may contribute up to 10% of their annual earnings, but not in excess of the maximum allowed by Internal Revenue Service regulations, and the Company will match employee contributions up to a maximum of 5% of an employee's annual earnings. Matching contributions made by the Company under the 401(k) plan for the benefit of the named executive officers are included in the "Summary Compensation Table."

  The Company has no employment contracts and currently no termination of employment and change-in-control arrangements with the named executive officers. See "Compensation and Benefits Committee Report." During the fiscal year ended September 30, 1994, no adjustments or amendments of the exercise price of stock options or SARs previously awarded to the named executive officers were made.

 Compensation and Benefits Committee Report

  To: The Board of Directors

    As members of the Compensation and Benefits Committee, it is our duty to review and approve officers' employment contracts, to review and establish Company policy with respect to compensation of all employees, and to administer the Company's stock option plan.

    Fiscal 1994 was a year of challenge and progress for the Company. John Hoey became CEO in December 1993. As discussed in the report of this Committee in the Proxy Statement for the last Annual Meeting, Mr. Hoey was charged with taking whatever actions are required to control expenses, keeping these to a minimum and commensurate with the Company's cash flow. Also Mr. Hoey was to manage the Company's Colombian venture and to dispose of the Company's remaining real estate assets. Much of this was accomplished by Mr. Hoey during the past fiscal year.

    Expenses have been further reduced. The Company now has five employees, down from 14 employees a year ago. A number of other expenses and liabilities have been reduced or eliminated. Mr. Hoey successfully negotiated a relinquishment of the Company's interest in the THUMS property in Long Beach, California, substantially reducing the cash flow drain on the Company. The Company has made good progress in the Opon Association Contract in Colombia where a successful exploratory well was completed and where further work is programmed during the coming fiscal year. Progress was made in disposing of real estate assets--a purchase contract for one of the remaining properties was signed during the year. Lastly Hondo's debt to Lonrho was restructured greatly reducing immediate cash outflow.

    It is against the above difficult and unique background that the following decisions have been approved:

       SALARIES: Effective December 1, 1994, salaries for the three remaining executive officers (Messrs. Hoey, McDaniel and Urquhart) have been increased from $150,000, $130,500, and $65,000 respectively to $175,000,
       $145,000 and $75,000 annually.

       OPTIONS: At the 1994 Annual Meeting, the shareholders approved the Company's 1994 Stock Option Plan. Initial grants of options were made in November 1993 to Mr. Hoey of 100,000 shares and to Mr. McDaniel of 15,000 shares. Thereafter the Committee made a grant to Mr. Urquhart of 15,000 shares and to Mr. McDaniel of 5,000 shares. After the end of fiscal year 1994, Mr. Hoey was awarded an option on a further 50,000 shares with awards being made to Messrs. McDaniel and Urquhart of 20,000 and 15,000 shares respectively.

    It is the Compensation Committees view that the above salary treatment and option awards are necessary to keep and motivate Hondo's three key employees, all of whom are under constant pressure given the extraordinary and difficult circumstances Hondo faces. Further, the present level of salaries continues to be below that existing two years ago. This viewpoint has also lead the Committee to recommend to the Board termination benefits for Messrs. McDaniel and Urquhart. These arrangements are yet to be finalized.

    It should be noted that no compensation comparisons with other companies have been made. Hondo's circumstances are, in the eyes of the Committee, unique making, therefore, such comparisons of little real value.

    An annual fee of $15,000 is paid to outside directors (Messrs. McNair and Steer), and also to Robert O. Anderson, Chairman (who receives no other compensation from the Company). In November 1994, Robert K. Steer joined the Board of Directors as an outside director and became a member of this Committee. Under the 1993 Stock Incentive Plan, Mr. Steer received an automatic award of a stock option of 15,000 shares.

                                          Compensation and Benefits Committee
                                          Douglas G. McNair, Chairman, John F.
                                          Price, Robert K. Steer, R. E. Whitten

  Date: January 28, 1995

  The above report of the Compensation and Benefits Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

 Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  Messrs. Price and Whitten, members of the Compensation and Benefits Committee, are directors of The Hondo Company and also Associate Director and Finance Director, respectively, of Lonrho Plc. Messrs. Rowland and Bock (who are not members of the Compensation and Benefits Committee) are also Director and Managing Director and Chief Executive, respectively, of Lonrho Plc, and Mr. Rowland is a director of The Hondo Company. Ms. Gudgeon is an executive of Lonrho Plc. See "Security Ownership of Management and Certain Beneficial Owners of the Company." The Company has entered into loan and certain other transactions with The Hondo Company and Lonrho Plc and its affiliates.

  The Company provided services (principally by Mr. Brownlow) to The Hondo Company. For the fiscal year ended September 30, 1994, the Company made a charge to The Hondo Company of $91,646 for these services. The Company believes that there is no incremental cost to the Company in excess of that charged for these services.

  On November 30, 1988, the Company made a private placement of a $75,000,000 13.5% Senior Subordinated Note to Thamesedge Ltd., a wholly owned subsidiary of Lonrho Plc. The terms of the transaction were approved by the Board of Directors upon the recommendation of a special committee of the Board appointed to review the transaction. Messrs. Rowland, Spicer and Whitten took no part in these considerations. The terms are substantially the same as those which were under discussion and negotiation with an underwriter for a public offering of a similar debt instrument and were no less favorable to the Company than could be obtained with non-affiliated parties.

  During calendar year 1991, the Company entered into and amended a loan agreement with Lonrho Plc pursuant to which it borrowed the sum of $32,000,000. At the time the loans were made, the interest rates thereon were similar to that in the Company's former working capital loan with a bank for its refining and marketing operations. The terms of the loan, and all amendments thereto, were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 18, 1992, the Company entered into an agreement with Lonrho Plc and Thamesedge Ltd. to defer interest and principal payments on the loans described above. As consideration for the deferral of interest and principal payments, the Company granted Lonrho Plc a 5% share of the Company's net profits, as defined, under the Opon Contract. On April 30, 1993, Lonrho Plc loaned the Company an additional $3,000,000, and as security the Company granted to Lonrho Plc a mortgage on certain real property. On June 25, 1993, Lonrho Plc loaned the Company an additional $4,000,000, and as security the Company granted to Lonrho Plc a mortgage on certain other real property. The interest rate of the new loans was the same as that for other loans from Lonrho Plc. The terms of the agreement to defer interest and principal payments and the terms of the new loans were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On December 17, 1993, Thamesedge and Lonrho Plc agreed to add interest accrued at September 30, 1993 to principal, to reduce the annual interest rate on each of the foregoing loans to the Company to 6% effective September 30, 1993, and to defer principal payments on the loans. Lonrho Plc and the Company have further agreed that, if the Company does not have sufficient cash resources to pay interest on any of the foregoing indebtedness of the Company when due, the Company may offer to pay such interest in shares of its common stock valued at their market price on the day the interest is due. Thereupon Lonrho Plc may either accept such offer or add the amount of interest then due to the remaining outstanding principal balance of the applicable obligation. From September 30, 1993 through December 15, 1994, interest of approximately $10,609,000 has been added to principal of debts to Thamesedge and Lonrho Plc. The terms of these agreements were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  On October 18, 1994, the Company paid to Lonrho Plc $5,000,000 to repay a portion of the loans made in calendar 1991. At the same time, Lonrho Plc provided a $5,000,000 loan facility to the Company. On November 10, 1994, Thamesedge and Lonrho Plc agreed to extend the maturities of all of the above debts to not earlier than October 1, 1996. The terms of the loan facility and the agreement to extend debt maturities were approved by all of the disinterested directors of the Company and were no less favorable to the Company than could be obtained with non-affiliated parties.

  F. E. Wright, a subsidiary of Lonrho Plc, acts as insurance broker for certain of the Company's policies of insurance. The insurance companies who provide the policies are those from whom coverage could be obtained by the use of other independent insurance brokers. The terms of these policies are identical to the ones which could be obtained through any independent broker. Management believes that F. E. Wright is able to obtain more favorable premiums for certain of the Company's insurance coverage by virtue of inclusion in the larger, group-wide "Lonrho Global Program" and that the terms and cost of the insurance coverage are no less favorable to the Company than could be obtained with non-affiliated parties. During the fiscal year ended September 30, 1994,
F. E. Wright received commissions of $59,250 in respect of policies issued to the Company.

 Performance Graph

  The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock to that of the American Stock Exchange Market Index and MG Industry Group 36, an industry index of companies engaged in oil and gas exploration and production.



               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   HONDO OIL & GAS CO, AMERICAN STOCK EXCHANGE AND MG INDUSTRY GROUP 36

                        PERFORMANCE GRAPH APPEARS HERE

                                            AMERICAN
Measurement Period           HONDO OIL      STOCK       MG INDUSTRY
(Fiscal Year Covered)        & GAS CO       EXCHANGE    GROUP 36
- -------------------          ---------      ---------   ---------
Measurement Pt-10/01/1988    $100.00        $100.00      $100.00
FYE   09/30/1989             $100.00        $100.00      $100.00
FYE   09/30/1990             $101.11        $ 81.92      $101.90
FYE   09/30/1991             $120.00        $ 98.23      $113.68
FYE   09/30/1992             $ 66.67        $102.52      $ 99.26
FYE   09/30/1993             $ 63.33        $120.35      $121.50
FYE   09/30/1994             $135.56        $122.65      $131.56


                     ASSUMES $100 INVESTED ON OCT. 1, 1988
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEAR ENDING SEP. 30, 1994

  The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act 1934, except to the extent that the Company specifically incorporates same by reference.

REPORTS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish the Company with copies.

  Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, from October 1, 1993 to September 30, 1994, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except that Ms. Gudgeon's initial report of election as a director (reporting no ownership or transactions) was not filed timely as a result of an oversight of the Company's counsel.

                                 OTHER MATTERS

  The Board of Directors knows of no matters which are likely to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card will vote all proxies given to them in accordance with their best judgment on such matters.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Company engaged Ernst & Young LLP as principal independent public accountants for the audit of the Company's financial statements for the fiscal year ended September 30, 1994. Ernst & Young LLP has acted in this capacity since 1988. From time to time, Ernst & Young LLP also performs consulting work for the Company. The firm has no other relationship with the Company except the existing professional relationships of Certified Public Accountants. The Board of Directors has appointed Ernst & Young LLP to audit the financial statements of the Company for the fiscal year 1995. At the Annual Meeting, the shareholders will be asked to approve the appointment.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The proposal will be approved if it receives the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR the proposal to approve the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1995.

                            SOLICITATION OF PROXIES

  Solicitation of proxies is to be conducted primarily by mail, although officers and other employees of the Company, without receiving additional compensation therefor, may also solicit proxies by telephone, telegraph or personal interview. Arrangement may be made with brokerage houses and with the Company's transfer agent, Chemical Trust Company of California, Los Angeles, California, to send notices, proxy statements, proxies and other materials to shareholders. The cost for these services is estimated to be nominal. All costs of soliciting proxies will be borne by the Company.

                                        By Order of the Board of Directors,

                                        C. B. McDaniel
                                        Secretary

January 30, 1995

PROXY

                            HONDO OIL & GAS COMPANY

               Annual Meeting of Shareholders, February 23, 1995

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Hoey and C.B. McDaniel, or either of them, attorneys and proxies to represent the undersigned, with power of substitution, to appear and to vote all of the shares of stock of HONDO OIL & GAS COMPANY (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held in the Board of Governors' Room, American Stock Exchange, 86 Trinity Place, New York, New York on Thursday, February 23, 1995 at 10:00 A.M., or any adjournment thereof.

                 (Continued and To Be Signed on Reverse Side)


                                                                 [X] Please mark
                                                                     your votes
                                                                     this way
                         ----------
                           COMMON

1. Election of Directors

        FOR all nominees              WITHHOLD
        listed at the right           AUTHORITY
        (except as marked      to vote for all nominees
        to the contrary)            listed at right

               [ ]                       [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.

             ROBERT O. ANDERSON, DIETER BOCK, JOHN J. HOEY, C.B. McDANIEL, DOUGLAS G. McNAIR, JOHN F. PRICE, R.W. ROWLAND,
             ROBERT K. STEER AND R.E. WHITTEN

2. Approval of Ernst & Young LLP as independent auditors.

           FOR         AGAINST         ABSTAIN
           [ ]           [ ]             [ ]

3. Upon such other business as may properly come before said meeting, or any adjournment thereof.

                                                                  ++++++++++
                                                                           +
                                                                           +
                                                                           +
                                                                           +

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOREGOING MATTERS UNLESS SPECIFIED TO THE CONTRARY.

Receipt of copies of the Proxy Statement dated January 30, 1995 and the 1994 Annual Report is hereby acknowledged.

                      Annual Meeting - February 23, 1995

Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If one signer is a corporation, please sign full corporate name by duly authorized officer. Executors, trustees, etc. should give full title as such.

Dated:
       -------------------------------------------------------------------------


- --------------------------------------------------------------------------------
                          (Signature of Shareholder)

- --------------------------------------------------------------------------------
                          (Signature of Shareholder)

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

 Please return this proxy promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.